Exhibit 3.6

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SKULLCANDY, INC.,

a Delaware Corporation

(Pursuant to Sections 228 and 242 of the

General Corporation Law of the State of Delaware)

Skullcandy, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:

The original Certificate of Incorporation of Skullcandy, Inc. was filed with the Secretary of State of the State of Delaware on May 20, 2005, a Certificate of Ownership was filed with the Secretary of State of the State of Delaware on June 1, 2005, an Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 11, 2006, an Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 14, 2007, an Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 26, 2008, a Certificate of Correction of Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 2, 2008 and a Certificate of Correction of Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 8, 2008.

I.    Article IV of the Amended and Restated Certificate of Incorporation of Skullcandy, Inc., as amended to date, is hereby restated in its entirety as follows:

“The total number of shares of stock that the corporation shall have authority to issue is 200,411,379, consisting of 200,000,000 shares of Common Stock, $0.0001 par value per share, and 411,379 shares of Preferred Stock, $0.0001 par value per share. The first series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of 331,379 shares. The second series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of 70,000 shares. The third series of Preferred Stock shall be designated “Series C Preferred Stock” and shall consist of 10,000 shares.

Effective upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware, a 14-for-1 forward stock split for each share of Common Stock outstanding or held in treasury immediately prior to such time shall automatically and without any action of the part of the holders thereof occur (the “Forward Stock Split”). The par value of the Common Stock shall remain $0.0001 per share. This conversion shall apply to all shares of Common Stock. No fractional shares of Common Stock shall be issued upon the Forward Stock Split or otherwise. In lieu of any fractional shares of Common Stock to which the stockholder would otherwise be entitled upon the Forward Stock Split, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of the Common Stock as determined by the Board.

All certificates representing shares of Common Stock outstanding immediately prior to the filing of this Certificate of Amendment shall immediately after the filing of this Certificate of Amendment represent instead the number of shares of Common Stock as provided above. Notwithstanding the foregoing, any holder of Common Stock may (but shall not be required to) surrender his, her or its stock certificate or certificates to the corporation, and upon such surrender the corporation will issue a certificate for the correct number of shares of Common Stock to which the holder is entitled under the provisions of this Certificate of Amendment. Shares of Common Stock that were outstanding prior to the filing of this Certificate of Amendment, and that are not outstanding after and as a result of the filing of this Certificate of Amendment, shall resume the status of authorized but unissued shares of Common Stock.”

This Amendment to the Amended and Restated Certificate of Incorporation of Skullcandy, Inc. as amended to date, has been duly adopted and approved in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

[Signature page follows]

IN WITNESS WHEREOF, Skullcandy, Inc. has caused this Certificate of Amendment to be signed by its Chief Executive Officer this          day of June, 2011.

SKULLCANDY, INC.

By:
Name: Jeremy Andrus Title: Chief Executive Officer